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                                                                   EXHIBIT 10(a)

                                MASCO CORPORATION
                     1997 NON-EMPLOYEE DIRECTORS STOCK PLAN
                            (As Amended May 11, 2004)

SECTION 1. PURPOSE

      The purpose of this Plan is to ensure that the non-employee Directors of Masco Corporation (the "Company") have an equity interest in the Company and thereby have a direct and long term interest in the growth and prosperity of the Company by payment of part of their compensation in the form of common stock of the Company.

SECTION 2. ADMINISTRATION OF THE PLAN

      This Plan will be administered by the Company's Board of Directors (the "Board"). The Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Board's interpretation of the terms and provisions of this Plan shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable Federal law.

SECTION 3. ELIGIBILITY

      Participation will be limited to individuals who are Eligible Directors, as hereinafter defined. Eligible Director shall mean any Director of the Company who is not an employee of the Company and who receives a fee for services as a Director.

SECTION 4. SHARES SUBJECT TO THE PLAN

      (a) Subject to the adjustments set forth below, the aggregate number of shares of Company Common Stock, par value $1.00 per share ("Shares"), which may be the subject of awards issued under the Plan shall be 1,000,000.

      (b) Any Shares to be delivered under the Plan shall be made available from newly issued Shares or from Shares reacquired by the Company, including Shares purchased in the open market.

      (c) To the extent a Stock Option award, as hereinafter defined, terminates without having been exercised, or an award of Restricted Stock, as hereinafter defined, is forfeited, the Shares subject to such Stock Option or Restricted Stock award shall again be available for distribution in connection with future awards under the Plan. Shares equal in number to the Shares surrendered to the Company in payment of the option price or withholding taxes (if any) relating to or arising in connection with any Restricted Stock or Stock Option hereunder shall be added to the number of Shares then available for future awards under clause (a) above.

      (d) In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, or other change in corporate structure affecting the Shares, the aggregate number of Shares which may be issued under the Plan, the number of Shares subject to Stock Options to be granted under Section 6(a) hereof and the number of Shares subject to any outstanding award of Restricted Stock or unexercised Stock Option shall be adjusted to avoid enhancement or diminution of the benefits intended to be made available hereunder.

SECTION 5. DIRECTOR STOCK COMPENSATION

      (a) The compensation of each Eligible Director for the five year period beginning January 1, 1997 shall be payable in part with an award of Restricted Stock determined as set forth below, and in part in cash. Compensation for this purpose means annual retainer fees but does not include supplemental retainer fees for committee positions or fees for attendance at meetings, which shall be paid in cash. The portion of compensation payable in Restricted Stock during the five year period shall be equal to one-half of the annual compensation paid to Eligible Directors in the year immediately prior to the award multiplied by five, and the balance of compensation, unless otherwise determined by the Board, shall be payable in cash. Each award of Restricted Stock shall vest in twenty percent annual installments (disregarding fractional shares) on January 1 of each of the five consecutive years following the year in which the award is made. Subject to the approval of this Plan by the Company's stockholders, each Eligible

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Director on February 18, 1997 is awarded as of that date 6,940 Shares of
Restricted Stock, based on the closing price of the Shares as reported on the New York Stock Exchange Composite Tape (the "NYSE") on February 18, 1997. Cash shall be paid to an Eligible Director in lieu of a fractional share.

      (b) Subject to the approval of this Plan by the Company's stockholders, each Eligible Director who is first elected or appointed to the Board on or after the date of the Company's 1997 annual meeting of stockholders shall receive, as of the date of such election or appointment, an award of Restricted Stock determined in accordance with Section 5(a) for the five year period beginning on January 1 of the year in which such election or appointment occurred; provided, however, that the price of the Shares used in determining the number of Shares of Restricted Stock which shall be issued to such Eligible Director shall be the fair market value of the Shares as determined by the Board of Directors on the date on which such Eligible Director is elected or appointed, and provided, further, that the amount of Restricted Stock awarded to any Eligible Director who begins serving as a Director other than at the beginning of a calendar year shall be prorated to reflect the partial service of the initial year of the Director's term, such proration to be effected in the initial vesting.

      (c) Upon the full vesting of any award of Restricted Stock awarded pursuant to Section 5(a) or 5(b), each affected Eligible Director shall be eligible to receive a new award of Restricted Stock, subject to Section 4. The number of Shares subject to such award shall be determined generally in accordance with the provisions of Section 5(b); provided, however, that the Board shall have sole discretion to adjust the amount of compensation then to be paid in the form of Shares and the terms of any such award of Shares. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director's annual compensation during the period when such Director has an outstanding award of Restricted Stock shall be implemented by increasing or decreasing the cash portion of such Director's compensation.

      (d) Eligible Director shall be entitled to vote and receive dividends on the unvested portion of his or her Restricted Stock, but will not be able to obtain a stock certificate or sell, encumber or otherwise transfer such Restricted Stock except in accordance with the terms of the Company's 1991 Long Term Stock Incentive Plan (the "Long Term Plan"). If an Eligible Director's term of service as a director is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company's Corporate Governance Guidelines, all shares of Restricted Stock theretofore awarded to the Eligible Director which are still subject to restrictions shall upon such termination be forfeited and transferred back to the Company; provided, however, that a pro rata portion of the Restricted Stock which would have vested on January 1 of the year following the year of the Eligible Director's termination shall vest on the date of termination, based upon the portion of the year during which the Eligible Director served as a Director of the Company.

      (e) Notwithstanding the foregoing or clause (g) below, if an Eligible Director continues to hold an award of Restricted Stock following termination of service as a director (including retirement), the Shares of Restricted Stock which remain subject to restrictions shall nonetheless be forfeited and transferred back to the Company if the Board at any time thereafter determines that the former Director has engaged in any activity detrimental to the interests of the Company.

      (f) If an Eligible Director's term is terminated by reason of death or permanent and total disability or if following retirement as a director a former Director continues to have rights under an Award of Restricted Stock and thereafter dies, the restrictions contained in the Award shall lapse with respect to such Restricted Stock.

      (g) If an Eligible Director's term is terminated by reason of retirement on or after normal retirement age as specified in the Company's Corporate Governance Guidelines, the restrictions contained in the Award of Restricted Stock shall continue to lapse in the same manner as though the term had not terminated.

      (h) The foregoing provisions of paragraphs (d), (e), (f) and (g) shall apply to all outstanding Awards of Restricted Shares granted prior to May 11, 2004.

SECTION 6. STOCK OPTION GRANT

      (a) Subject to approval of this Plan by the Company's stockholders, each Eligible Director on the date of such approval will be granted on such date a stock option to purchase 8,000 Shares (the "Stock Option"). Thereafter, on the date of each of the Company's subsequent annual stockholders meetings, each person who is or becomes an Eligible Director on that date and whose service on the Board will continue after such date shall be granted a Stock Option, subject to Section 4, effective as of the date of such meeting.

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      (b) Stock Options granted under this Section 6 shall be non-qualified stock options and shall have the following terms and conditions.

      1. Option Price. The option price per Share shall be equal to the fair market value of the Shares on the date of grant as determined by the Board of Directors.

      2. Term of Option. The term of the Stock Option shall be ten years from the date of grant, subject to earlier termination in the event of termination of service as an Eligible Director. If an Eligible Director's term of service as a director is terminated for any reason other than death, the Director may thereafter exercise the Stock Option as provided below, except that the Board may terminate the unexercised portion of the Stock Option concurrently with or at any time following termination if it shall determine that the former Director has engaged in any activity detrimental to the interests of the Company. If an Eligible Director's term is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company's Corporate Governance Guidelines, at a time when such Director is entitled to exercise an outstanding Stock Option, then at any time or times within three months after termination such Stock Option may be exercised as to all or any of the Shares which the Eligible Director was entitled to purchase at the date of termination. That portion of the Stock Option not exercisable at the time of such termination shall be forfeited and transferred back to the Company on the date of such termination. If an Eligible Director retires from service as a director on or after normal retirement age as specified in the Company's Corporate Governance Guidelines or his or her term is terminated by reason of permanent and total disability, such Stock Option shall continue to become exercisable and shall remain exercisable in accordance with its terms and the provisions of this Plan. If an Eligible Director dies, all unexercisable installments of the Stock Option shall thereupon become exercisable and at any time or times within one year after death such Stock Option may be exercised as to all or any unexercised portion of the Stock Option. Except as so exercised, such Stock Option shall expire at the end of such period. Except as provided above, a Stock Option may be exercised only if and to the extent such Stock Option was exercisable at the date of termination of service as an Eligible Director, and a Stock Option may not be exercised at a time when the Stock Option would not have been exercisable had the service as an Eligible Director continued. The foregoing provisions of clause 2 with respect to retirement shall apply to all outstanding Stock Options granted prior to May 11, 2004.

      3. Exercisability. Subject to clause 2 above, each Stock Option shall vest and become exercisable with respect to twenty percent of the underlying Shares on each of the first five anniversaries of the date of grant, provided that the optionee is an Eligible Director on such date.

      4. Method of Exercise. A Stock Option may be exercised in whole or in part during the period in which such Stock Option is exercisable by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in cash, by delivery of Shares, or by any combination of the foregoing.

      5. Forfeiture. If a Director's term is terminated for any reason other than death, permanent and total disability or following a Change in Control, as hereinafter defined, and if any installments of a Stock Option granted upon any exercise of the Stock Option became exercisable within the two year period prior to the date of such termination (such installments being referred to as the "Subject Options"), by accepting the Stock Option each Director agrees that the following provisions will apply:

      (1) Upon the demand of the Company such individual will pay to the Company in cash within 30 days after the date of such termination the amount of income realized for income tax purposes from the exercise of any Subject Options, net of all federal, state and other taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder; and

      (2) Any right such individual would otherwise have, pursuant to the terms of the Plan and the applicable Award Agreement, to exercise any Subject Options on or after the date of such termination, shall be extinguished as of the date of such termination.

The Company shall have the right to set off or withhold any amount owed to such individual by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by such individual hereunder.

      6. Non-Transferability. Unless otherwise provided by the terms of the Long Term Plan or the Board, (i)

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Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee's lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative.

      7. Stockholder Rights. The holder of a Stock Option shall, as such, have none of the rights of a stockholder.

SECTION 7. GENERAL

      (a) Plan Amendments. The Board may amend, suspend or discontinue the Plan as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of the stockholders of the Company: (a) modify the class of persons who constitute Eligible Directors as defined in the Plan; or (b) increase the total number of Shares available under the Plan. In addition, without the consent of affected participants, no amendment of the Plan or any award under the Plan may impair the rights of participants under outstanding awards.

      (b) Listing and Registration. If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares under the Plan upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of any award hereunder, no Shares may be delivered or disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

      (c) Award Agreements. Each award of Restricted Stock and Stock Option granted hereunder shall be evidenced by the Eligible Director's written agreement with the Company which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Board in its discretion.

      (d) Change in Control.

          1. Notwithstanding any of the provisions of this Plan or instruments evidencing awards granted hereunder, upon a Change in Control of the Company (as hereinafter defined) the vesting of all rights of Directors under outstanding awards of Restricted Stock and Stock Options shall be accelerated and all restrictions thereon shall terminate in order that participants may fully realize the benefits thereunder. Such acceleration shall include, without limitation, the immediate exercisability in full of all Stock Options and the termination of restrictions on Restricted Stock. Further, in addition to the Board's authority set forth in
              Section 4(d), the Board, as constituted before such Change in Control, is authorized, and has sole discretion, as to any award, either at the time such award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such award, upon the participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of the participant's rights had such award been currently exercisable or payable; (ii) make such adjustment to any such award then outstanding as the Board deems appropriate to reflect such Change in Control; and (iii) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. A Change in Control shall occur if, during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new Directors (other than Excluded Directors, as hereinafter defined), whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either Directors on such Board at the beginning of the period or whose election or nomination for election as Directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof. For purposes hereof, "Excluded Directors" are Directors whose election by the Board or approval by the Board for stockholder election occurred within one year of any "person" or "group of persons", as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of the Company, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 25 percent or more of such combined voting power.

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          2.  In the event that subsequent to a Change in Control it is determined that any payment or distribution by the Company to or for the benefit of a participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, other than any payment pursuant to this subparagraph 2 (a "Payment"), would be subject to the excise tax imposed by
              Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then such participant shall be entitled to receive from the Company, within 15 days following the determination described in subparagraph 3 below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by such participant of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, such participant retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

          3. All determinations required to be made under this Section 7(d), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by PricewaterhouseCoopers LLP, or such other national accounting firm as the Company, or, subsequent to a Change in Control, the Company and the participant jointly, may designate, for purposes of the Excise Tax, which shall provide detailed supporting calculations to the Company and the affected participant within 15 business days of the date of the applicable Payment. Except as hereinafter provided, any determination by PricewaterhouseCoopers LLP, or such other national accounting firm, shall be binding upon the Company and the participant. As a result of the uncertainty in the application of Section 4999 of the Code that may exist at the time of the initial determination hereunder, it is possible that (x) certain Excise Tax Adjustment Payments will not have been made by the Company which should have been made (an "Underpayment"), or
              (y) certain Excise Tax Adjustment Payments will have been made which should not have been made (an "Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, such Underpayment shall be promptly paid by the Company to or for the benefit of the affected participant. In the event that the participant discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Company.

      (e) Non-compete. Each award of Restricted Stock and Stock Option granted hereunder shall contain a provision whereby the award holder shall agree, in consideration for the award and regardless of whether restrictions on shares of Restricted Stock have lapsed or whether the Stock Option becomes exercisable or is exercised, as the case may be, as follows:

          (i) While the holder is a Director of the Company and for a period of one year following the termination of such holder's term as a Director of the Company, other than a termination following a Change in Control, not to engage in, and not to become associated in a "Prohibited Capacity" (as hereinafter defined) with any other entity engaged in, any "Business Activities" (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. "Business Activities" shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of the Company or any subsidiary at any time the award is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. "Prohibited Capacity" shall mean being associated with an entity as a director, employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of the holder's duties or responsibilities with such other entity, or (2) an investment by the award holder in such other entity represents more than 1% of such other entity's capital stock, partnership or other ownership interests.

          (ii) Should the award holder either breach or challenge in judicial or arbitration proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting an award

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              each award holder shall agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company's right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company
              (1) the amount of income realized for income tax purposes from an award of Restricted Stock and/or the exercise of a Stock Option, net of all federal, state and other taxes payable on the amount of such income (and, in the case of a Stock Option, reduced by any amount already paid to the Company under Section 5(e) hereof), but only to the extent such income is realized from restrictions lapsing on shares or exercises occurring, as the case may be, on or after the termination of the award holder's term as a Director of the Company or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to the award holder by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by the award holder hereunder.

      (f) Applicability. The provisions of this Plan as amended and restated December 6, 2000 shall apply to all outstanding Stock Options and awards of Restricted Stock granted prior to December 6, 2000.

      (g) Term. No shares shall be awarded under this Plan after May 21, 2007.

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